Exhibit 77K:
	Changes in Registrant's Certifying Accountant

On May 19, 1999, Arthur Andersen LLP ("AA") resigned as the Trust's independent auditors. This resignation followed the Trust's May 19, 1999 dismissal of AA as the independent auditors by action of the Fund's Board of Trustees upon the recommendation of the Audit Committee of the Board of Trustees. During the six month period ending May 31, 1999 ( the "Period"), (i ) AA did not issue any report on the Trust's financial statements, (ii) there were no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AA would have caused it to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such period, and
(iii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On May 19, 1999, the Trust by action of its Board of Trustees engaged Deloitte & Touche LLP ("D&T") as the independent auditors for purposes of auditing the Trust's financial statements for the fiscal year ending November 30, 1999. During the Period, neither the Trust, nor anyone on the Trust's behalf has consulted D&T on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements or (ii) concerned the subject of a disagreement ( as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events ( as described in paragraph (a)(1)(v) of said Item 304).


Current as of:  8/18/94